UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 14, 2015

Natural Grocers by Vitamin Cottage, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35608	45-5034161
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

12612 West Alameda Parkway

Lakewood, Colorado 80228

(Address of principal executive offices) (Zip Code)

(303) 986-4600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                The employment agreement by and between Vitamin Cottage Natural Food Markets, Inc., a wholly owned subsidiary of Natural Grocers by Vitamin Cottage, Inc. (together with its subsidiaries, the “Company”), and Sandra M. Buffa, the Company’s Chief Financial Officer and a named executive officer of the Company, was amended and restated on January 14, 2015. Under the terms of the amended and restated employment agreement (the “Amended and Restated Employment Agreement”), Ms. Buffa will be compensated as follows: (i) for the fiscal year ending September 30, 2015, Ms. Buffa’s base salary will remain equal to $450,000 per annum and her cash-based incentive target level will remain equal to 33.33% of her base salary; (ii) for the fiscal year ending September 30, 2016, Ms. Buffa’s base salary will equal $560,000 per annum and her cash-based incentive target level will equal 25% of her base salary; (iii) for the fiscal year ending September 30, 2017, Ms. Buffa’s base salary will equal $680,000 per annum and her cash-based incentive target level will equal 17.65% of her base salary; and (iv) for the period commencing October 1, 2017 and ending on December 31, 2017, Ms. Buffa’s base salary will equal $66,667 per month and she will receive no cash incentive compensation. For the period commencing January 1, 2018 and ending December 31, 2019, Ms. Buffa will receive a base salary of $250,000 per annum with no cash-based incentive compensation, and she will be required to provide services to the Company only on a part-time basis. If Ms. Buffa remains employed by the Company through December 31, 2017, the Company will pay to Ms. Buffa deferred compensation in two lump sum payments, each in the amount of $700,000, on January 1, 2018 and January 1, 2019 (the “Deferred Compensation Payments”).

If the Company terminates Ms. Buffa’s employment without “cause” or she resigns with “good reason” (as those terms are defined in the Amended and Restated Employment Agreement), Ms. Buffa will be entitled to receive the Deferred Compensation Payments and, provided the effective date of termination is on or before December 31, 2017, the Company will also pay Ms. Buffa severance in an amount equal to: (i) her then-current base salary for the lesser of 12 months or the remainder of the period through December 31, 2017, plus (ii) 50% of her target annual cash-based incentive compensation, plus (iii) an amount equal to the cost of COBRA coverage for a period of 12 months. If Ms. Buffa separates from service with the Company after January 1, 2018 by reason of death, “disability” (as that term is defined in the Amended and Restated Employment Agreement), termination by the Company without cause or termination by Ms. Buffa for good reason, Ms. Buffa (or her beneficiary) will promptly (and in no event later than the last day of the year in which such separation from service occurs) be paid a lump sum equal to the amount of base annual salary Ms. Buffa would have been paid had she continued to perform services for the Company until December 31, 2019. If Ms. Buffa’s employment with the Company ends on or before December 31, 2017 due to her death or disability, Ms. Buffa (or her beneficiary) will receive a prorated amount of the Deferred Compensation Payments based on the number of months during the period January 1, 2015 through December 31, 2017 that Ms. Buffa worked prior to her death or disability. If Ms. Buffa’s employment with the Company is terminated for any reason after December 31, 2017, Ms. Buffa (or her beneficiary) will still be entitled to receive the Deferred Compensation Payments. If Ms. Buffa’s employment with the Company is terminated for cause prior to December 31, 2017, Ms. Buffa will forfeit all rights to the Deferred Compensation Payments.

Ms. Buffa remains subject to a confidentiality covenant that extends indefinitely and non-solicitation and non-compete covenants that extend for one year from termination of employment.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 16, 2015

Natural Grocers by Vitamin Cottage, Inc.

By:	/s/ KEMPER ISELY
Name:	Kemper Isely
Title:	Co-President

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